Exhibit 10.3

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT

MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

[***] INDICATES THAT INFORMATION HAS BEEN REDACTED

Joint Development, Leasehold Purchase, and
Area of Mutual Interest Agreement

This Joint Development, Leasehold Purchase, and Area of Mutual Interest Agreement (“Agreement”), dated effective as of September 9, 2025 (“Effective Date”) is between Virtus Energy Assets, LLC, a Delaware limited liability company (“Virtus”) and LH Operating, LLC, a Texas limited liability company (“LH Operating”). Virtus and LH Operating may be referred to individually as a “Party” and collectively as the “Parties.”

Recitals:

A.	It is the intention of the Parties to jointly develop oil and gas leasehold interests and associated rights in Township 17S, Range 31E, Eddy County, New Mexico, limited INSOFAR AND ONLY INSOFAR as the San Andres Formation, and being those lands and depths more fully described on Exhibit A (the “Grayburg-Jackson Property”).

B.	Further, it is the intention of the Parties to create an Area of Mutual Interest in the Designated Sections whereby the Parties agree to certain option rights in proportion to their Participation Percentage for acquisitions made within the Designated Sections after the Effective Date.

C.	LH Operating has agreed to sell, and Virtus has agreed to purchase a 65% interest in the Grayburg-Jackson Property. LH Operating will retain a 35% interest in the Grayburg-Jackson Property, all existing wellbores (existing as of the Effective Date), and other rights as more particularly set forth in this Agreement and the corresponding conveyance.

D.	The Parties desire to define their respective rights and obligations with respect to the joint development, exploration, drilling, completion, operation, and production of oil and gas from the Grayburg-Jackson Property, the terms of the purchase and sale of leasehold interests in the Grayburg-Jackson Property, and the establishment of an area of mutual interest in the Designated Sections.

E.	Virtus intends to conduct certain confirmatory evaluation studies and to fund, drill, complete, and equip three horizontal wells within the Grayburg-Jackson Property, with LH Operating’s interest in such initial operations carried to the tanks by Virtus, and with further development to proceed thereafter on a heads-up basis.

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F.	It is the Parties’ intent that defined terms not otherwise defined herein are given the meaning provided in Section 7.23. The following exhibits and schedules are attached to this Agreement and are incorporated in and made a part of this Agreement:

Exhibit / Schedules:	Document:
Exhibit A	[***]
Exhibit B-1	[***]
Exhibit B-2	[***]
Exhibit B-3	[***]
Exhibit B-4	[***]
Exhibit B-5	[***]
Exhibit C	[***]
Exhibit D	[***]
Exhibit E	[***]
Schedule 2.1(d)	[***]
Schedule 2.1(e)	[***]

For and in consideration of $10.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged the Parties mutually agree as follows:

ARTICLE 1
Purchase and Sale of Existing Leases

Section 1.1 Assignment of LH Operating Leases. LH Operating agrees to sell to Virtus, and Virtus agrees to purchase from LH Operating, an undivided 65% of LH Operating’s right, title, and interest in and to all oil and gas leases covering the Grayburg-Jackson Property, that are owned by LH Operating as of the Effective Date, insofar as the same cover the Grayburg-Jackson Property (collectively, the “LH Operating Leases”), whether or not accurately described on Exhibit B-1, subject to the exclusions in Section 1.1(b). Simultaneously with the execution of this Agreement, the Parties shall execute an Assignment and Bill of Sale in the form attached as Exhibit B-4 (the “Existing Lease ABOS”) to effect such conveyance.

(a)	The grant made by LH Operating to Virtus in the Existing Lease ABOS shall expressly include each of the following (collectively, the “Assigned Interests”):

(i)	only rights in and to the Grayburg-Jackson Property, and the grant to Virtus under the Existing Lease ABOS shall be limited accordingly;

(ii)	to the extent transferable by LH Operating without being a default under or in violation of applicable law or third-party agreements (without the payment of any funds or consideration that LH Operating elects not to pay), originals of all books, records, files, muniments of title, reports and similar documents and materials (including, but not limited to, digital form, if available) only insofar as the same relate to the Grayburg-Jackson Property and that are in the possession or control of LH Operating, including, without limitation, all contract files, title files, title records, title opinions, abstracts, property ownership reports, well files, well logs, well tests, maps, engineering data and reports, health, environmental and safety information and records, regulatory records, accounting and financial records, production records, tax records and operational records, as such data is assembled and maintained in the normal course of business, provided that (A) if LH Operating does not possess originals of the foregoing, LH Operating shall provide copies of any of the foregoing, or (B) if any of the foregoing are proprietary or LH Operating is prohibited from conveying such information, LH Operating is not required to provide such information (the “Records”);

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(iii)	the contracts, easements, and agreements described on Exhibit B-3, and all other rights, properties and interests necessary in connection with the ownership, exploration, development, production or operation of the LH Operating Leases, including: (A) easements, licenses, servitudes, rights-of-way, surface leases and other surface rights appurtenant to, and used or held for use in connection with, the LH Operating Leases; and (B) all permits, licenses, orders, approvals, variances, waivers, franchises, rights, and other authorizations issued by any governmental authority (and any variances or waivers related thereto and applications therefor) to the extent relating to the LH Operating Leases (the “Contracts”); and, for the avoidance of doubt, each Party shall have, and be entitled to exercise, such concurrent rights under the Contracts as are reasonably necessary to perform its obligations under this Agreement and under any other agreements with third parties relating to the LH Operating Leases, and, further, any costs, expenses, or liabilities incurred in connection with the exercise of such rights insofar as they relate to the Assigned Interests shall be borne by the Parties in proportion to their respective Participation Percentages.

(iv)	to the extent transferable by LH Operating without being at default under or in violation of applicable law or third-party agreements (without the payment of any funds or consideration that LH Operating elects, in its sole discretion, not to pay), all geological, geophysical and seismic data (including, without limitation, raw data and interpretive data whether in written or electronic form), pertaining to the interests described in Section 1.1(a) (the “G&G Data”).

(b)	The Existing Lease ABOS shall expressly exclude and reserve to LH Operating all of LH Operating’s right, title, and interest in:

(i)	a 35% interest in the LH Operating Leases as of the Effective Date;

(ii)	all existing wells, wellbores, and associated production facilities owned as of the Effective Date, even if such wellbores and associated production facilities are producing from the Grayburg-Jackson Property and whether or not the wells, wellbores, and associated production facilities are accurately described or omitted from the Exhibit attached to the Existing Lease ABOS;

(iii)	all rights, title, and interest outside of the Grayburg-Jackson Property, including, for clarity, interest in and to any depths or formations other than the San Andres Formation;

(iv)	those reservations made in the Existing Lease ABOS and defined as Excluded Assets therein;

(v)	all right, title and interest in and to the Records, Contracts, and G&G Data insofar as same are not expressly included in the Assigned Interest.

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(vi)	all existing wells, wellbores, and associated production facilities owned as of the Effective Date, even if such wellbores and associated production facilities are producing from the Grayburg-Jackson Property and whether or not the wells, wellbores, and associated production facilities are accurately described, including all production facilities, surface facilities, pumping units, tanks, flow lines, meters, injection wells, compressors, and associated production facilities or equipment owned or operated by LH Operating, LLC.

(c)	Simultaneously with the execution of this Agreement and the Existing Lease ABOS, LH Operating shall execute and deliver the FIRPTA Certificate in the form attached as Exhibit B-5.

(d)	LH Operating shall deliver to Virtus, concurrent with the execution of the Existing Lease ABOS, electronic copies of all Records and G&G Data.

Section 1.2 Consideration. Within three Business Days of the execution of this Agreement and as partial consideration for the Existing Lease ABOS, Virtus shall pay LH Operating $5,000,000 in immediately available funds (the “Purchase Price”), being $709.38 multiplied by the Net Revenue Acres that Virtus is to receive immediately upon closing, by wire transfer to the account provided below:

[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Each Party agrees to bear all of the costs and expenses incurred by such Party associated with such Party’s acquisition and divestiture of the Existing LH Operating Leases.

Section 1.3 Review of Title to the LH Operating Leases. Beginning on the Effective Date of this Agreement and for a period of 90 days thereafter, Virtus, at its sole cost and expense, shall have the right to conduct a title examination of the interest Virtus received under the Existing Lease ABOS. If, after completion of its title examination, Virtus identifies title defects that result in Virtus not having Good and Defensible Title to the represented Net Revenue Acres shown on Exhibit B-2, then Virtus shall provide notice to LH Operating identifying such defects in reasonable detail (the “Defect Notice”), whereupon LH Operating shall have 60 days to cure such title defects to the reasonable satisfaction of Virtus. If LH Operating fails to cure any such title defects within 60 days after receipt of the Defect Notice then such defective interests shall be removed from this transaction and LH Operating shall, within 15 days thereafter, reimburse Virtus the proportionate portion of the Purchase Price attributable to the Net Revenue Acres described in the Defect Notice with a defect that remains uncured.

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Section 1.4 LH Operating Leases Representations and Warranties. LH Operating represents and warrants to Virtus the following matters:

(a)	Tax Compliance. All federal, state and local tax and information returns relating to the LH Operating Leases and required under the statutes, rules and regulations of such jurisdiction have been filed, and all taxes attributable to LH Operating’s ownership of the LH Operating Leases through the Effective Date, including, but not limited to, ad valorem and severance taxes (other than those being contested in good faith for which adequate provisions will be made and for payment of which LH Operating shall remain responsible) whether or not shown or required to be shown on said returns to be due, and additional assessments received prior to the date hereof which are due and payable, have been paid.

(b)	Leases. LH Operating represents and warrants that:

(i)	LH Operating and any of its Affiliates have not received a written notice or demand which has not been cured with respect to any LH Operating Lease in which the lessor thereunder is seeking to terminate, cancel, rescind, procure judicial reformation or asserting any material breach of, or demanding damages in connection with, any such Lease, in whole or in part;

(ii)	none of the LH Operating Leases is subject to any unfulfilled obligation to drill a well (excluding, for avoidance of doubt, optional drilling to maintain a LH Operating Lease within or beyond its primary term);

(iii)	no LH Operating Lease contains an express provision obligating the lessee to spud and drill a well;

(iv)	no LH Operating Leases are currently being maintained by the payment of shut-in royalties or similar lease maintenance payments in lieu of operations or production;

(v)	all of the LH Operating Leases are in full force and effect as of the Effective Date, and LH Operating warrants Good and Defensible Title in and to those interests in the LH Operating Leases reflected on Exhibit B-2; and

(vi)	neither LH Operating nor any of its Affiliates, nor any third-party, is in default with respect to any of its obligations under any of the LH Operating Leases.

(c)	Consents. There are no consents to assignment, prohibitions on assignments or requirements to obtain consents from any third-party that are required in connection with the consummation of the transactions contemplated by this Agreement by LH Operating or any of its Affiliates.

(d)	Affiliate Transfers.

(i)	Except the interest created under that certain Conveyance of Overriding Royalty Interest recorded in the Official Public Record of Eddy County, New Mexico, as Instrument No. 2308085 between LH Operating, LLC, and Pogo Royalty, LLC, as Grantor, and Pogo Royalty, LLC, as Grantee, LH Operating has not transferred, sold, mortgaged, or pledged all or any part of the LH Operating Leases to an Affiliate or third party.

(ii)	No Affiliate of LH Operating owns any right or interest in the LH Operating Leases that contributes to LH Operating’s Net Revenue Interest or Working Interest, in each case, as set forth on Exhibit B-2.

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(e)	No Material Undisclosed Information. To LH Operating’s knowledge, there are no facts or circumstances relating to the LH Operating Leases, the Assigned Interests, or the transactions contemplated by this Agreement that have not been disclosed in writing to Virtus that would, individually or in the aggregate, materially and adversely affect Virtus’s decision to enter into or consummate this Agreement or the value or use of the Assigned Interests.

(f)	Contracts. Each Contract is a legal, valid, and a binding obligation of LH Operating or on LH Operating’s interest in the Assigned Interests and, to LH Operating’s knowledge, each other party thereto, is enforceable in accordance with its terms against LH Operating or on LH Operating’s interest in the Assigned Interests and, to LH Operating’s knowledge, each other party thereto and, to LH Operating’s knowledge, is in full force and effect, subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Neither LH Operating nor, to such LH Operating’s knowledge, any other party thereto, is in breach or default under any Contract in any respect, and no event, occurrence, condition or act has occurred that, with the giving of notice, the lapse of time or the happening of any other event or condition, would become any such breach or default in any respect by LH Operating or, to LH Operating’s knowledge, any other party thereto. LH Operating has not received or given any unresolved written notice of any price redetermination, market out, curtailment or termination with respect to any Contract.

ARTICLE 2
Representations and Warranties

Section 2.1 Representations and Warranties of LH Operating. LH Operating hereby represents and warrants to Virtus the following matters:

(a)	Organization; Existence. LH Operating is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its formation and has all requisite power and authority to own and operate its property and to carry on its business as now conducted.

(b)	Authorization. LH Operating has full power and authority to enter into and perform this Agreement and the transactions contemplated herein. The execution, delivery and performance by LH Operating of this Agreement and each Exhibit have been duly and validly authorized and approved by all necessary company action on the part of LH Operating. This Agreement is the valid and binding obligation of LH Operating and enforceable against LH Operating in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

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(c)	No Conflicts. The execution, delivery, and performance by LH Operating of this Agreement and the consummation of the transactions contemplated herein will not (i) conflict with or result in a breach of any provisions of the organizational or other governing documents of LH Operating, (ii) result in a default or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other agreement to which LH Operating is a party or by which LH Operating or any of its property may be bound, or (iii) violate any law applicable to LH Operating or any of its property, except where such default, lien, encumbrance, termination, cancellation, acceleration or violation would not have a material adverse effect on LH Operating’s ability to consummate the transactions contemplated in this Agreement.

(d)	Consents and Preference Rights. Except as provided in Schedule 2.1(d), there are no consents, preference rights, or other restrictions on assignment, including requirements for consents from third-parties to any assignment (in each case), that would be applicable in connection with the consummation of the transactions contemplated by this Agreement by LH Operating.

(e)	Material Contracts. Schedule 2.1(e) contains a true and complete listing of all Material Contracts. (i) All Material Contracts are in full force and effect as to LH Operating and, to LH Operating’s knowledge, all Material Contracts are in full force and effect as to any third party to such Material Contracts except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (ii) LH Operating is not in default in any respect, and no written notice of alleged default has been received by LH Operating that remains unresolved, under any Material Contract, (iii) to LH Operating’s knowledge, no other party to a Material Contract is in default thereunder in any respect, (iv) any contract between LH Operating and an Affiliate of LH Operating is on terms no less favorable than the customary, prevailing terms for comparable services by non-Affiliates of LH Operating, and (v) there exists no condition or event that, with or without notice or lapse of time or both, would constitute a default under any Material Contract by LH Operating or, to LH Operating’s knowledge, any other party thereto.

(f)	Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending, being contemplated by or, to LH Operating’s knowledge, threatened in writing against LH Operating.

(g)	Litigation. There is no suit, action, investigation or inquiry by any person or by or before any governmental authority, and no legal, administrative or arbitration proceedings pending, or, to LH Operating’s knowledge, threatened against LH Operating, or to which LH Operating is a party, that could reasonably be expected to have a material adverse effect upon the ability of LH Operating to consummate the transactions contemplated in this Agreement.

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(h)	Independent Evaluation. LH Operating is sophisticated in the evaluation, purchase, ownership, and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transaction contemplated herein, LH Operating, except to the extent of Virtus’s representations in Section 2.2 has relied or shall rely solely on its own independent investigation and evaluation of the Agreement and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by Virtus or by any representatives, consultants, or advisors engaged by Virtus.

(i)	Brokers’ Fees. LH Operating has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Virtus or any Affiliate of Virtus shall have any responsibility.

(j)	Accredited Investor. LH Operating is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire or maintain interests contemplated hereunder for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky laws, or any other applicable securities laws. LH Operating has such knowledge, sophistication, and experience in business and financial matters and in the ownership and operation of oil and gas properties and assets that LH Operating is capable of evaluating the merits and risks of the acquisition or maintenance of the interests contemplated hereunder, and has so evaluated the merits and risks. LH Operating is able to bear the economic risk of its acquisition or maintenance of the interests contemplated hereunder, and is able to afford a complete loss of such investment.

Section 2.2 Representations and Warranties of Virtus. Virtus hereby represents and warrants to LH Operating the following matters:

(a)	Organization; Existence. Virtus is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its formation and has all requisite power and authority to own and operate its property and to carry on its business as now conducted.

(b)	Authorization. Virtus has, or will have at the time of performance, full power and authority to enter into and perform this Agreement and the transactions contemplated herein. The execution, delivery and performance by Virtus of this Agreement and each Exhibit have been duly and validly authorized and approved by all necessary company action on the part of Virtus. This Agreement is the valid and binding obligation of Virtus and enforceable against Virtus in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

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(c)	No Conflicts. The execution, delivery, and performance by Virtus of this Agreement and the consummation of the transactions contemplated herein will not (i) conflict with or result in a breach of any provisions of the organizational or other governing documents of Virtus, (ii) result in a default or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other agreement to which Virtus is a party or by which Virtus or any of its property may be bound, or (iii) violate any law applicable to Virtus or any of its property, except where such default, lien, encumbrance, termination, cancellation, acceleration or violation would not have a material adverse effect on Virtus’s ability to consummate the transactions contemplated in this Agreement.

(d)	Consents and Preference Rights. There are no consents, preference rights, or other restrictions on assignment, including requirements for consents from third-parties to any assignment (in each case), that would be applicable in connection with the consummation of the transactions contemplated by this Agreement by Virtus.

(e)	Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Virtus’s knowledge, threatened in writing against Virtus.

(f)	Litigation. There is no suit, action, investigation or inquiry by any person or by or before any governmental authority, and no legal, administrative or arbitration proceedings pending, or, to Virtus’s knowledge, threatened against Virtus, or to which Virtus is a party, that could reasonably be expected to have a material adverse effect upon the ability of Virtus to consummate the transactions contemplated in this Agreement.

(g)	Independent Evaluation. Virtus is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transaction contemplated herein, Virtus, except to the extent of LH Operating’s representations in Section 1.4, Section 2.1, and any special warranty of title delivered under a transfer hereunder, has relied or shall rely solely on its own independent investigation and evaluation of the Agreement and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by LH Operating or any representatives, consultants, or advisors engaged by LH Operating.

(h)	Brokers’ Fees. Virtus has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which LH Operating or any Affiliate of LH Operating shall have any responsibility.

(i)	Accredited Investor. Virtus is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Assigned Interests for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky laws, or any other applicable securities laws. Virtus has such knowledge, sophistication, and experience in business and financial matters and in the ownership and operation of oil and gas properties and assets that Virtus is capable of evaluating the merits and risks of the acquisition of the Assigned Interests, and has so evaluated the merits and risks of such acquisition. Virtus is able to bear the economic risk of its acquisition of the Assigned Interest, and is able to afford a complete loss of such investment.

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Section 2.3 Disclaimer of Representations and Warranties. Except for the representations and warranties of the Parties in Section 1.4, Section 2.1, Section 2.2, and the special warranty of title to be included in any transfers to be executed pursuant hereto, this Agreement is made by each of the Parties without any express, implied, or statutory warranty or representation whatsoever.

ARTICLE 3
Area of Mutual Interest and Subsequent Acquisitions

Section 3.1 AMI Term. The Area of Mutual Interest (AMI) shall be the Designated Sections. The AMI terms under this Article 3 shall commence on the Effective Date and continue in force for a term of five years, unless earlier terminated by mutual written agreement of the Parties.

Section 3.2 Subsequent Acquisitions; Option Right.

(a)	If either Party acquires, directly or indirectly, any oil, gas, or mineral leasehold interests, wellbore interest, or other interests in the oil, gas, or mineral estate, or easements, licenses, servitudes, rights-of-way, surface leases and other surface rights appurtenant to the mineral estate, including but not limited to fee mineral interests, overriding royalty interests, working interests, net profits interests, operating rights, or other rights to earn or acquire interests in the Designated Sections (a “Subsequent Property”), such Party (the “Acquiring Party”) shall, within 30 days of such acquisition, provide written notice (an “Option Notice”) to the other Party (the “Non-Acquiring Party”).

(b)	The Option Notice shall include:

(i)	full details of the acquisition, including the net mineral acres, net leasehold acres, working interest, net revenue interest, depths, and a legal description of the acreage acquired;

(ii)	a copy of the executed assignment, lease, or other acquisition documents;

(iii)	all title information obtained in connection with such acquisition, including lease files, title opinions, abstracts, runsheets, and related records in the Acquiring Party’s possession or reasonably available to it; and

(iv)	a list of the leasehold costs and the total actual costs paid by the Acquiring Party to acquire the Subsequent Property (the “Leasehold Purchase Price”), provided, however, (A) if any Subsequent Property lies partially within and partially outside the Designated Sections, then the Non-Acquiring Party’s Option shall apply only to that portion located within the Designated Sections and the Parties shall negotiate in good faith to allocate a portion of the Leasehold Purchase Price to the interests located within the Designated Sections (the “Allocated AMI Value”). The Parties agree that, if needed, the Allocated AMI Value shall be used as the basis for calculating the Non-Acquiring Party’s Subsequent AMI Participation Percentage purchase price under Section 3.2(c). Unless mutually agreed to by the Parties, the Non-Acquiring Party must exercise its option right as to all interests in the Subsequent Property described in the Option Notice and located within the Designated Sections.

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By way of illustration only and not as a limitation, if an Acquiring Party obtains an interest in both the San Andres Formation and those depths below the base of the San Andres Formation, then the Non-Acquiring Party must exercise its rights as to both the San Andres Formation and those depths below the base of the San Andres Formation.

By way of illustration only and not as a limitation, if an Acquiring Party obtains an interest covering lands both within and outside of the Designated Sections, then the Non-Acquiring Party’s option right shall be limited exclusively to that portion of the interest located within the Designated Sections, and the applicable price to be paid or borne proportionately at the Subsequent AMI Participation Percentage by the Non-Acquiring Party for such portion shall be the Allocated AMI Value agreed to by the Parties (rather than the Leasehold Purchase Price).

(c)	The Non-Acquiring Party shall have 20 Business Days following receipt of the Option Notice (the “Option Period”) to elect in writing to acquire its Subsequent AMI Participation Percentage of the Acquiring Party’s interest in the Subsequent Property for the Leasehold Purchase Price (or Allocated AMI Value, as applicable).

(d)	Failure of the Non-Acquiring Party to timely deliver written notice exercising its option shall be deemed an election not to acquire its Subsequent AMI Participation Percentage in such Subsequent Property.

(e)	The Acquiring Party shall have no further obligations to the Non-Acquiring Party with respect to any such Subsequent Property in which the Non-Acquiring Party elects not to participate. The Acquiring Party shall thereafter be entitled to market, sell, partner, or otherwise develop or dispose of its interest in such Subsequent Property without restriction, and the AMI shall be deemed amended to exclude the Acquiring Party’s interest in such Subsequent Property to the extent necessary to permit such activities.

Section 3.3 Closing of Subsequent Acquisitions.

(a)	Closing of any Subsequent Property acquisition in which the Non-Acquiring Party elects to participate shall occur on the last Business Day of the calendar month in which the Option Period expires.

(b)	No later than three Business Days after such closing, the Non-Acquiring Party shall pay the Acquiring Party, in immediately available funds, an amount equal to its Subsequent AMI Participation Percentage of the Leasehold Purchase Price (or Allocated AMI Value, as applicable).

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(c)	The Acquiring Party shall promptly assign the applicable Subsequent AMI Participation Percentage in each such Subsequent Property to the Non-Acquiring Party, or its designee, using an assignment substantially in the form of Exhibit C, effective as of the date of the original acquisition by the Acquiring Party.

Section 3.4 Title Review and Defects of Subsequent Property.

(a)	The Non-Acquiring Party shall have 60 days following the end of the Option Period (the “Defect Notice Date”) to deliver to the Acquiring Party written notice of any alleged title defects (“Asserted Defects”). Such notice shall:

(i)	identify each Asserted Defect and the lease(s) affected;

(ii)	include supporting documentation reasonably necessary to describe the basis for the Asserted Defect;

(iii)	set forth the Non-Acquiring Party’s good faith estimate of (A) the cost of curing such Asserted Defect or (B) any variance in net revenue interest, working interest, or Net Mineral Acres arising therefrom;

(iv)	attach relevant evidence supporting the Asserted Defect; and

(v)	state any proposed adjustment to the Leasehold Purchase Price (or Allocated AMI Value, as applicable) and the specific actions required to cure the Asserted Defect.

(b)	Any Asserted Defect that the Non-Acquiring Party fails to timely assert shall be deemed waived. Except for breaches of any special warranty of title in the applicable assignment, the Acquiring Party shall have no liability for any defect so waived or any defect arising thereafter.

Section 3.5 Cure of Defects on Subsequent Properties.

(a)	The Acquiring Party shall have 30 days after the Defect Notice Date (the “Cure Period”) to cure any Asserted Defects.

(b)	If the Acquiring Party cures an Asserted Defect during the Cure Period to the reasonable satisfaction of the Non-Acquiring Party, such Asserted Defect shall be deemed cured.

(c)	If the Acquiring Party is unable or unwilling to cure an Asserted Defect, the Parties shall negotiate in good faith to agree upon an appropriate downward adjustment to the Leasehold Purchase Price (or Allocated AMI Value, as applicable) (the “Defect Settlement”) which shall be promptly refunded back to the Non-Acquiring Party.

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(d)	If the Parties are unable to agree upon the existence of a defect or the amount allocated to a Defect Settlement within 10 days after the expiration of the Cure Period, the Acquiring Party may elect:

(i)	to exclude the affected lease(s) from the assignment and refund any amounts paid by the Non-Acquiring Party for such lease(s); or

(ii)	to submit the dispute to arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules to resolve whether a defect exists and the appropriate price adjustment.

ARTICLE 4
Drilling Program

Section 4.1 Evaluation Studies.

(a)	Conduct of Studies. Virtus shall undertake certain confirmatory geological, engineering, technical, financial, economic, operational, commercial, legal, regulatory, and any other studies, assessments, reviews, investigations, or analyses that Virtus, in its sole discretion, deems necessary, useful, or advisable to evaluate the San Andres Formation, the Assigned Interests, or the Grayburg-Jackson Property, and to identify optimal drilling locations, development methods, or commercial strategies (collectively, the “Evaluation Studies”). Evaluation Studies may include, without limitation, fluid and pressure sampling, recompletions, workovers, stimulation, artificial lift installation, drilling of pilot holes, cased or open hole logging, seismic or microseismic studies, preparation of regulatory filings, analysis of commercial terms or contracts, reservoir modeling, title and legal analyses, infrastructure or facilities assessments, cost estimation, marketing evaluations, risk assessments, negotiations with third-parties, and any other activities or analyses that Virtus, in its sole discretion, elects to undertake in connection with such evaluation. Notwithstanding the foregoing, Evaluation Studies shall be conducted in a commercially reasonable manner and in compliance with applicable laws and HSE standards, without materially and adversely impacting LH Operating’s existing operations absent LH Operating’s prior written consent. Virtus shall promptly furnish to LH Operating all data, analyses, reports, logs, models, and work product resulting from the Evaluation Studies.

(b)	Funding of Studies. Virtus shall fund not less than $1,000,000 in aggregate costs (on an 8/8ths basis) for the Evaluation Studies. If the aggregate costs incurred by Virtus for Evaluation Studies total less than $1,000,000, then Virtus shall pay to LH Operating, as additional consideration for the Assigned Interest, an amount equal to the shortfall between such actual aggregate costs and $1,000,000.

(c)	Carry Obligation. LH Operating shall bear no cost for the first $2,000,000 in aggregate costs (on an 8/8ths basis) of the Evaluation Studies, which costs shall be borne entirely by Virtus and shall not be subject to recoupment from LH Operating’s share of production. Any costs of Evaluation Studies exceeding $2,000,000 shall be borne by the Parties in accordance with their respective Participation Percentages under this Agreement. No overhead, administrative charge, affiliate uplift, surcharge, or other indirect cost shall be assessed against LH Operating’s carried share for any carried operation or Evaluation Study, and no back-door recovery of carried costs shall be permitted through joint interest billings or accounting procedures.

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(d)	Completion Deadline and True-Up. The Parties agree that the Evaluation Studies shall be completed, or deemed completed for purposes of cost allocation, no later than March 31, 2026. On or before April 30, 2026, Virtus shall (i) determine and notify LH Operating in writing of the aggregate costs incurred for the Evaluation Studies, and (ii) pay to LH Operating any amount due pursuant to Section 4.1(b) if the costs incurred are less than $1,000,000. If the aggregate costs incurred exceed $1,000,000 but are less than or equal to $2,000,000, all such costs shall remain the sole obligation of Virtus pursuant to Section 4.1(c). Any Evaluation Studies costs incurred after March 31, 2026, or in excess of $2,000,000, shall be borne by the Parties in accordance with their respective Participation Percentages under this Agreement.

Section 4.2 Initial Drilling Program.

(a)	Commitment to Drill. Virtus shall use commercially reasonable efforts to drill, complete, and equip three horizontal wells within the Grayburg-Jackson Property (the “Initial Drilling Program”).

(b)	Timing. Virtus shall make reasonable efforts to cause the first well in the Initial Drilling Program to be spud on or before March 31, 2026, subject to operational, regulatory, and title constraints, force majeure, and any other factors outside the reasonable control of Virtus.

(c)	Carry Obligation. Virtus shall bear 100% of the costs to drill, complete, and equip the wells included in the Initial Drilling Program, including the portion attributable to LH Operating’s 35% Participation Percentage, through first production and delivery to tanks (the “Carry Obligation”). LH Operating shall bear no obligation to reimburse Virtus for such carried costs, and Virtus shall not have the right to recoup any such costs from LH Operating’s share of production revenues from the Initial Drilling Program wells.

Section 4.3 Drilling Commitment Wells.

(a)	Commitment to Drill. If the Initial Drilling Program is determined by Virtus, in good faith and in its reasonable discretion, to be commercially viable, the Parties shall proceed with further development of the Grayburg-Jackson Property. Virtus shall drill or cause to be drilled 12 additional horizontal wells targeting the Grayburg-Jackson Property (the “Drilling Commitment”). For the avoidance of doubt, the aggregate well obligation under this Agreement across both the Initial Drilling Program and Drilling Commitment shall be 15 wells.

(b)	Timing. Virtus must satisfy the Drilling Commitment on or before December 31, 2030, subject to operational, regulatory, and title constraints, force majeure, and any other factors outside the reasonable control of Virtus.

(c)	Heads-Up Development. Except for the Carry Obligation described in Section 4.2(c) (which is applicable only to the Initial Drilling Program wells), all Drilling Commitment wells shall be drilled, completed, and equipped on a “heads-up” basis, with costs and expenses shared by the Parties in proportion to their respective Participation Percentages.

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Section 4.4 Failure to Fulfill Drilling Commitment.

(a)	Reassignment Obligation. If Virtus fails or elects not to fulfill the Drilling Commitment by December 31, 2030, and such failure is not excused by force majeure or as otherwise provided herein, then Virtus shall, at LH Operating’s written request, reassign to LH Operating all right, title, and interest acquired by Virtus in the Assigned Interest, except for:

(i)	any wellbores drilled by Virtus or its Affiliates in which Virtus owns an economic interest;

(ii)	all tangible personal property, equipment, fixtures and improvements, including all injection wells, salt water disposal facilities, gathering systems, well heads, flow lines, casing, tubing, pumps, motors, gauges, valves, heaters, treaters, water lines, vessels, tanks, tank batteries, boilers, separators, treating equipment, compressors, SCADA and wellhead communication systems hardware utilized by or for beneficial use of the wellbores in (i), above, fee minerals, units, easements, other equipment, automation systems including meters and related telemetry on wells, power lines, telephone and communication lines and other appurtenances owned in connection with the production, gathering, treating, storing, transportation or marketing of hydrocarbons in each case, to the extent relating to the ownership or operation of those wellbores in (i), above;

(iii)	all contracts, agreements and other written agreements, including, without limitation, all production sales contracts, farmout agreements, operating agreements, service agreements, equipment leases, division orders, unit agreements, gas gathering and transportation agreements, water disposal agreements and other similar agreements, in each case, to the extent relating to the ownership or operation of those wellbores in (i), above;

(iv)	all easements, rights-of-way, servitudes, surface use agreements, surface leases and similar rights, obligations and interests that are primarily related to the use, ownership or operation of those wellbores in (i), above;

(v)	all lands, leasehold interests, depths, and associated rights and interests located within or allocated to any drilling or spacing unit (DSU) in which a well described in subsection (i) is located, together with all contracts, agreements, permits, and other rights that are applicable solely to such DSU; and

(vi)	the leasehold interests and acreage reasonably allocated to such wellbores or DSUs in accordance with applicable regulations, field rules, or prudent engineering practices.

(b)	Documentation. Any reassignment required under this Section shall be made by an instrument in recordable form, providing for a special warranty of defensible title by, through, and under, but not otherwise. Within 30 days from LH Operating’s written request under Section 4.4(a), Virtus shall deliver to LH Operating (i) fully executed assignments, (ii) all data pertinent to the reassigned interest.

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(c)	No Further Liability. Upon any reassignment required under this Section, such reassignment, together with the Evaluation Studies and LH Operating retaining the Purchase Price, shall constitute full and complete liquidated damages and the sole and exclusive remedy available to LH Operating for Virtus’s failure to fulfill the Initial Drilling Program or the Drilling Commitment. Except for obligations expressly stated to survive under this Agreement that accrued prior to the effective date of such reassignment, Virtus shall have no further obligations or liabilities under this Agreement with respect to the Grayburg-Jackson Property, the Initial Drilling Program, the Drilling Commitment, or any associated development, and LH Operating shall not be entitled to seek, and hereby waives and releases, any other claims, remedies, damages (including consequential, incidental, indirect, special, or punitive damages) in connection thereto.

Section 4.5 Additional Provisions.

(a)	Well Proposals. All proposed Initial Drilling Program Wells and Development Wells shall be subject to the proposal procedures, consents, and non-consent penalties as set forth in the Joint Operating Agreement, a form of which is attached as Exhibit D (the “JOA”), which shall govern all matters related to well proposals, operations, and elections for each such well. A JOA shall be entered into on a well-by-well or unit-by-unit basis, unless otherwise agreed by the Parties in writing.

(b)	Operator Rights. Virtus, Virtus Energy Operating, LLC, or another Affiliate of Virtus (as designated by Virtus in its sole and absolute discretion) shall serve as Operator of all wells and operations under this Agreement unless otherwise provided in a Joint Operating Agreement or otherwise agreed by the Parties in writing. LH Operating agrees to vote for and take all actions reasonably available to it to designate and maintain Virtus or an Affiliate of Virtus as the Operator under any Joint Operating Agreement which includes third-parties and to vote in favor of any elections or decisions made by Virtus or an Affiliate of Virtus, in its capacity as the Operator under the Joint Operating Agreement, with respect to the development Grayburg-Jackson Property, provided such elections or decisions are consistent with the terms of this Agreement and the Joint Operating Agreement. This includes, but is not limited to, elections related to drilling, completing, equipping, and operating the wells.

(c)	Coordination of Operations. The Parties agree to cooperate in good faith to coordinate operations, minimize interference with one another’s activities, and share access to facilities and infrastructure as reasonably necessary for the efficient development of the Grayburg-Jackson Property.

(d)	Cost Controls. Virtus and LH Operating shall each use commercially reasonable efforts to minimize costs for any operations conducted under this Article 4, including costs allocated through Joint Interest Billing (JIB) statements.

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(e)	Annual Review of COPAS. The Parties may, but are not obligated to, meet during the month of November, at a mutually agreeable time and place or by telephone, to review the fixed rates, overhead charges, and other costs under the Council of Petroleum Accountants Societies (“COPAS”) Accounting Procedure attached to the applicable Joint Operating Agreement(s). If the Parties mutually agree in writing on revised rates and costs for the succeeding calendar year, the Operator shall amend the COPAS accordingly, and upon the Non-Operator’s written acceptance of the revised COPAS, such amendment shall become effective as of January 1 of the succeeding year. For any calendar year in which approved COPAS rates are used (whether revised or approved as remaining the same as the previous year’s rates), each Party waives its audit rights under the Joint Operating Agreement and COPAS with respect to the agreed rates and costs for that year. If the Parties fail to meet or fail to agree on revised rates and costs, the rates and costs in effect for the prior calendar year shall remain in effect.

Section 4.6 Retained Wellbores.

(a)	Ownership of Existing Perforations. LH Operating shall continue to own all right, title, and interest in and to the wellbores existing as of the Effective Date and as the same were reserved as provided in Section 1.1(b)(i) (the “Retained Wellbores”), including the perforations and completions existing therein, whether such perforations are located above, within, or below the San Andres Formation.

(b)	New Perforations and Recompletions. If any new perforations or recompletions are added after the Effective Date to a Retained Wellbore within the San Andres Formation and located on the Grayburg-Jackson Property, then (i) Virtus shall own an 65% working interest and LH Operating shall own an undivided 35% working interest in such new perforations or recompletions, and (ii) all costs, risks, and liabilities, and all revenues, production, and proceeds attributable thereto shall be borne and shared by the Parties in accordance with their respective Participation Percentages, subject to the terms of the applicable Joint Operating Agreement.

(c)	Consent Right. No new perforations or recompletions within the San Andres Formation on the Grayburg-Jackson Property may be undertaken in a Retained Wellbore without Virtus’s prior written consent, which consent may be withheld for any reason a prudent operator would consider.

(d)	Production from Multiple Zones. If any Retained Wellbore produces, or after recompletion is capable of producing, from depths or formations other than the San Andres Formation in addition to the San Andres Formation, then the Parties shall cooperate in good faith to establish a mutually agreeable allocation of costs, revenues, and production as between (i) the San Andres Formation perforations (owned and shared by the Parties in accordance with their respective Participation Percentages), and (ii) any other formations owned exclusively by LH Operating.

(e)	After-Acquired Wellbores. The provisions of this Section 4.6 shall likewise apply to any wellbores hereafter acquired by LH Operating or its Affiliates from third parties that, at the time of acquisition, are producing from formations other than the San Andres Formation but are recompletion candidates for the San Andres Formation. For clarity, such after-acquired wellbores shall constitute “Subsequent Properties” under Article 3 (Area of Mutual Interest and Subsequent Acquisitions) and be subject to the option rights therein, provided that, upon acquisition by LH Operating, such wellbores shall be treated as Retained Wellbores for purposes of this Section 4.6.

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ARTICLE 5
Assignment Restrictions; Term

Section 5.1 Assignments of Interest. Neither Party shall Assign all or any portion of its interest in the Grayburg-Jackson Property (the “Joint Interests”) to a third-party without first complying with this Article 5. Any Assignment or purported Assignment in violation of this Article 5 shall be null and void.

Section 5.2 Mutual Right of First Offer.

(a)	Grant of Right. During the period beginning on the Effective Date and continuing for five years thereafter, neither Party interested in selling all or any part of their Joint Interests (as applicable, the “ROFO Selling Party”) may undertake a planned process to market and sell all or any portion of its Joint Interests to a third party (and, for the avoidance of doubt, this Section 5.2 shall not apply to or be triggered by any unsolicited offer or inquiry received by a third-party) without first offering to sell such Joint Interests to the other Party (the “ROFO Non-Selling Party”) pursuant to this Section.

(b)	ROFO Notice. If the ROFO Selling Party decides to initiate and pursue a planned sale process for all or any portion of its Joint Interests, the ROFO Selling Party shall deliver written notice (a “ROFO Notice”) to the ROFO Non-Selling Party stating (i) the specific Joint Interests proposed to be sold (the “Offered Interests”), and (ii) the material terms and conditions on which the ROFO Selling Party proposes to Assign the Offered Interests.

(c)	ROFO Offer Period. The ROFO Non-Selling Party shall have 10 Business Days after receipt of a ROFO Notice to deliver written notice to the ROFO Selling Party of its intention to proceed with negotiations on a potential transaction. The written notice must include a definitive offer stating the purchase price and any material terms and conditions upon which the ROFO Non-Selling Party is willing to purchase all (but not less than all) of the Offered Interests (the “ROFO Offer”).

(d)	Negotiation Period; Permitted Third-Party Sale. If the ROFO Non-Selling Party fails to timely deliver a ROFO Offer under Section 5.2(c), fails to respond, or affirmatively elects not to proceed, then the ROFO Selling Party may immediately proceed with its planned marketed sale of the Offered Interests. If the ROFO Non-Selling Party timely delivers a ROFO Offer, then, for the remainder of the 45-day period following delivery of the ROFO Notice (the “ROFO Negotiation Period”), the Parties shall negotiate in good faith to seek to consummate a transaction for the sale of the Offered Interests. If, at the end of the ROFO Negotiation Period, the Parties have not executed a definitive agreement for such sale, the ROFO Selling Party may proceed with its planned marketed sale of the Offered Interests to any third-party.

(e)	Renewal of ROFO Right. If the ROFO Selling Party does not consummate an Assignment of the Offered Interests to a third-party within one year from the date a ROFO Offer is delivered, then any subsequent plan to market and sell all or any portion of its Joint Interests shall once again be subject to this Section 5.2 and require a new ROFO Notice.

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(f)	No Obligation to Sell. Nothing in this Section 5.2 obligates either Party to sell any of its Joint Interests to the ROFO Non-Selling Party or to any third-party, and the ROFO Selling Party retains the right to withdraw any proposed sale at any time prior to execution of a definitive agreement with the ROFO Non-Selling Party or a third-party.

Section 5.3 Termination.

(a)	Term. Unless earlier terminated as provided below, this Agreement shall continue in full force and effect until the later of the expiration of the AMI Term or fulfillment (or earlier termination) of all obligations set forth in Article 4 (Drilling Program).

(b)	Termination for Default. Either Party may terminate this Agreement (excluding those provisions that expressly survive termination) upon written notice to the other Party if:

(i)	the other Party materially breaches any provision of this Agreement and fails to cure such breach within 90 days after receiving written notice specifying the nature of the breach in reasonable detail; or

(ii)	the other Party (1) makes a general assignment for the benefit of creditors; (2) suffers or permits the appointment of a receiver for its business or material assets; (3) commences or becomes the subject of any proceeding as debtor under the federal bankruptcy laws or any state statute relating to insolvency or creditor protection; or (4) engages in fraud or makes a material misrepresentation with respect to its performance under this Agreement or any JOA entered into pursuant to this Agreement.

(c)	Survival of Rights and Remedies. The termination of this Agreement in accordance with this Section shall not impair, impede, or otherwise adversely affect any right, claim, or cause of action that either Party may have arising prior to or as a result of such termination, including the right to receive any payment or assignment owed under this Agreement.

(d)	Survival of Provisions. Unless expressly stated otherwise, the provisions of this Agreement that by their nature should survive termination shall so survive.

(e)	Survival of JOAs. Notwithstanding anything in this Section to the contrary, for each JOA executed as required under this Agreement and applicable to wells drilled pursuant to this Agreement, such JOA shall remain in full force and effect and shall survive until terminated in accordance with its own terms, and termination of this Agreement shall not operate to terminate any such JOA.

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ARTICLE 6
Covenants

Section 6.1 Outside Business Interests. Except as otherwise provided in this Agreement, nothing precludes either Party or any of its Affiliates from (a) engaging in any business, (b) drilling and completing any well, or (c) acquiring or obtaining any property of any nature or kind, whether or not in competition with the operations and activities contemplated by this Agreement. Except as otherwise provided herein, any such activities and operations may be engaged in by either Party or any of its Affiliates without consulting the other Party or inviting or allowing the other Party to participate therein. The doctrine of corporate opportunity, or any analogous or similar doctrine, shall not apply with respect to any such activity or operation, and neither Party shall have any duty or obligation, except as expressly set forth in this Agreement or the JOA, to the other Party and its Affiliates with respect to the matters provided in this Agreement or the JOA.

Section 6.2 Tax Treatment. The Parties desire to jointly explore and develop the Grayburg-Jackson Property, but do not intend to treat their relationship hereunder as a partnership for United States federal and applicable state income tax purposes. The Parties each agree not to report such undertaking as a tax partnership and, if necessary, the Parties agree they will elect out of the provisions of Subchapter K, Chapter 1, Subtitle A, of the Code, or similar provisions of applicable state laws. The Parties further agree that neither will elect to change the tax status applicable to the transactions contemplated by this Agreement to a tax partnership or take any action that could cause the joint undertaking described herein to be treated as a partnership for tax purposes.

Section 6.3 Force Majeure. Each Party’s obligations under this Agreement, whether express or implied, shall be subject to all applicable laws, rules, regulations, and orders of any governmental authority having jurisdiction, including restrictions on the drilling, completion, and production of wells, and regulation of the price or transportation of oil, gas, and other substances covered hereby. When drilling, completion, reworking, production, or other operations are prevented or delayed by such laws, rules, regulations, or orders, or by inability to obtain necessary permits, equipment, services, material, water, electricity, fuel, access, or easements, or by fire, flood, adverse weather conditions, war, sabotage, rebellion, insurrection, riot, strike, or labor disputes, or by inability to obtain a satisfactory market for production or failure of purchasers or carriers to take or transport such production, or by any other cause not reasonably within a Party’s control, this Agreement shall not terminate because of such prevention or delay, and, at the delayed Party’s option, the period of such prevention or delay shall be added to any applicable deadline. Neither Party shall be liable to the other for breach of any provisions or implied covenants of this Agreement when drilling, production, or other operations are so prevented or delayed.

Section 6.4 Saltwater Disposal.

(a)	Beginning on the Effective Date and ending at 11:59 p.m. MDT on September 9, 2026 (the “SWD Term”), produced saltwater attributable to (i) wells drilled under the Initial Drilling Program, (ii) any Drilling Commitment or other Development wells, (iii) any vertical recompletions, (iv) any after-acquired or AMI wells in which either Party owns an interest within the Grayburg-Jackson Property, and (v) San Andres Formation recompletions of Retained Wellbores on the Grayburg-Jackson Property (collectively, “Covered Wells”) may, at the electing Party’s option, be disposed into saltwater disposal facilities owned or operated by the other Party or its Affiliate (“Party-Owned SWD”).

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(b)	The initial internal transfer rate for disposal into any Party-Owned SWD during the SWD Term shall be $0.60 per barrel (“SWD Rate”). All saltwater disposal charges under this Section 6.4 (whether at the SWD Rate for Party-Owned SWD or at third-party actuals) are “Lease Operating Expenses” for the applicable Covered Wells and shall be billed through JIB and borne by the Parties in accordance with their respective Participation Percentages, except to the extent a Party’s interest in a particular operation is carried, in which case such charges shall burden payout and be included as operating costs for payout calculations under the applicable carry or JOA provisions.

(c)	Upon the expiration of the SWD Term, the SWD Rate will be reviewed in conjunction with the annual review of COPAS under Section 4.5(e).

Section 6.5 UCC-3 Financing Statement Terminations. Promptly following the Effective Date, LH Operating shall make reasonable efforts to have the following financing statements on file with the Texas Secretary of State removed by obtaining a UCC-3 Termination Statement from the Secured Party and promptly providing Virtus with copies of the same when filed:

1. [***]

Section 6.6 Assumption and Indemnification.

(a)	Assumption. As partial consideration for this Agreement, LH Operating assumes and accepts full responsibility and liability for all conditions, risks, claims, demands, causes of action, damages, and losses of every kind and character, whether known or unknown, fixed or contingent (including, without limitation, fines, penalties, remedial obligations, court costs, and attorneys’ fees) associated with the Contracts and the LH Operating Leases, whether known or unknown, foreseeable or unforeseeable, fixed or contingent, arising before the Effective Date, including, without limitation, breaches thereof, and any obligations relating to the investigation, remediation, cleanup, removal, or disposal of hazardous substances or environmental contamination imposed under any local, state, or federal law, regulation, order, or common law.

(b)	Scope. LH Operating shall DEFEND, INDEMNIFY, RELEASE, and HOLD HARMLESS Virtus and Virtus’ its parent, subsidiaries, Affiliates, joint-venturers, partners, joint-interest owners, co-owners, lessees, co-lessees, invitees, consultants, contractors and subcontractors of every tier, officers, directors, members, employees, servants, representatives, agents, and insurers (collectively “Virtus Parties”) from and against all claims, demands, causes of action, damages, and losses of every kind and character, whether known or unknown, fixed or contingent (including, without limitation, fines, penalties, remedial obligations, court costs, and attorneys’ fees) (collectively, the “Indemnifiable Claims”) arising out of or relating to (i) the LH Operating Leases or Contracts with respect to periods prior to the Effective Date, or (ii) the acts, omissions, or liabilities of LH Operating or its predecessors. This Section includes first- and third-party Indemnifiable Claims. LH Operating’s obligations under this Section includes Indemnifiable Claims resulting from the sole, active, passive, concurrent, or comparative negligence, strict liability, or other fault or violation of law of or by any Virtus Parties, excepting only gross negligence or willful misconduct by Virtus Parties.

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(c)	Process. The applicable Virtus Party shall promptly notify LH Operating of any Indemnifiable Claim. Delay in notice shall not relieve LH Operating of its obligations unless LH Operating is materially prejudiced by the delay. LH Operating must promptly assume and diligently conduct the defense of each Indemnifiable Claim, at LH Operating’s own expense, using counsel acceptable to the Virtus Party. LH Operating shall not settle or compromise an Indemnifiable Claim without the Virtus Party’s prior written consent if it (i) does not include an unconditional release of the Virtus Party, (ii) imposes any payment or admission of wrongdoing on the Virtus Party, (iii) imposes any material obligation on the Virtus Party, or (iv) includes an admission of liability by Virtus Party. This indemnification is not subject to any limitation of liability and is independent of insurance obligations. If LH Operating fails or refuses to promptly assume and defend the Virtus Party, or if a conflict arises, the Virtus Party may assume the defense and LH Operating shall reimburse the Virtus Party for all resulting losses, costs, and expenses. This Section shall survive the closing of the transaction contemplated by this Agreement indefinitely and shall not merge with or into the Existing Lease ABOS.

ARTICLE 7
Miscellaneous

Section 7.1 Waiver. No waiver of any provision of this Agreement will be effective unless it is in writing and signed by the Party granting the waiver. No failure or delay in exercising any right or remedy under this Agreement will operate as a waiver of that right or remedy. A waiver granted on one occasion will not operate as a waiver on future occasions.

Section 7.2 Severability. If any provision of this Agreement is deemed invalid, prohibited, or unenforceable, it shall not affect the validity of the remaining provisions. If such provision can be more narrowly drawn to not be invalid, prohibited, or unenforceable, it shall be so narrowly drawn.

Section 7.3 No Third-Party Beneficiaries. Except as provided herein, this Agreement shall not confer rights or remedies upon anyone other than the Parties and their respective successors and assigns. The Parties reserve the right to amend, modify, terminate, supplement, or waive any or all provisions of this Agreement without the approval of third-party beneficiaries.

Section 7.4 Further Assurances. Each Party shall execute all documents and take further action as may be reasonably requested or required to effectuate the terms and intent of this Agreement.

Section 7.5 Amendments. To be effective, an amendment to this Agreement must be in a writing that identifies itself as an amendment and signed each Party’s authorized representatives.

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Section 7.6 Assignment.

(a)	Neither Party may Assign this Agreement or any of its rights or interests under this Agreement, or delegate any of its obligations or liabilities under this Agreement, without the prior written consent of the other Party, which consent may not be unreasonably withheld, conditioned, or delayed. Any such purported Assignment or delegation is void provided, however, either Party may mortgage its rights or interests under this Agreement to obtain, maintain or create financing arrangements or collateral arrangements benefitting such Party, subject to the terms and provisions of this Agreement.

(b)	Notwithstanding Section 7.6(a), either Party may, without the consent of the other Party, Assign this Agreement or any of its rights or interests under this Agreement, or delegate any of its obligations or liabilities under this Agreement, to one or more Affiliates of such Party; provided, however, the assigning or delegating Party shall remain liable and responsible for all of its obligations and liabilities under this Agreement incurred before such assignment or delegation.

Section 7.7 Successors and Assigns. This Agreement will bind and inure to the benefit of each Party and their heirs, executors, administrators, legal representatives, permitted successors, and permitted assigns.

Section 7.8 Calculation of Deadlines. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day. “Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are closed for business in Fort Worth, Texas.

Section 7.9 Entire Agreement. This Agreement (and each of the Exhibits incorporated herein) supersedes all discussions, communications, and agreements (whether oral or written) between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter.

Section 7.10 Memorandum of Agreement. Contemporaneously with the execution hereof, the Parties shall execute a memorandum of agreement in the form attached as Exhibit E to be promptly recorded by Virtus in the real property records of each county in which the Grayburg-Jackson Property is located and promptly upon the expiration of the term, the Parties shall execute a full release and termination of such memorandum and record such release and termination in the real property records of each county; provided, however, if this Agreement has expired or terminated, each Party is hereby authorized and the other Party agrees that any such Party may execute and record in the applicable real property records any such release and termination without the execution, consent or acknowledgement of the other Party and such release and termination shall be effective for all purposes.

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Section 7.11 Notice.

(a)	A notice or other communication under this Agreement will only be effective if it is in writing and received by the Party to which it is addressed. It will be deemed to have been received as follows:

(i)	if a paper copy is personally delivered, on the date of delivery;

(ii)	if a paper copy is delivered by a delivery organization that allows users to track deliveries, upon receipt as stated in the tracking system;

(iii)	if a paper copy is mailed by registered or certified mail (return-receipt requested), on the third business day following the date posted with postage prepaid;

(iv)	if a copy is delivered by email, upon the earlier of (1) the date electronic confirmation of read receipt is received by the transmitting Party (as evidenced by the transmitting Party’s electronic mail server or system), (2) when the recipient directly communicates acknowledgment of the message’s receipt (except that automatic read receipts or auto-replies do not qualify as acknowledgments); or (3) on the second business day following the date of transmission (as shown on the transmitting Party’s electronic mail server or system); or

(v)	if the intended recipient rejects or otherwise refuses to accept it, or if it cannot be delivered because of a change in address (physical or electronic) for which no notice was given, then upon that rejection, refusal, or inability to deliver.

(b)	For a notice under this agreement to be valid, it must be addressed using the information below for that Party or any other information stated by that Party in a notice in accordance with this Section.

To LH Operating:

[***]

To Virtus:

[***]

(c)	If a notice addressed to a Party is received after 5:00 p.m. on a business day at the location specified in the address for that Party, or on a day that is not a business day at the location specified in the address for that Party, then the notice will be deemed to have been received at 9:00 a.m. on the next business day. Each Party’s attorney is authorized to give any notice on behalf of their client. Either Party may change their address or email by providing notice to the other Party consistent with this Section.

Section 7.12 Covenants Running With the Land. This Agreement and the terms, conditions and covenants hereof shall be deemed to be covenants running with the lands and equitable servitudes, and a burden upon each Party’s interest in the Grayburg-Jackson Property and the Designated Sections covered hereby. Such obligations shall burden each Party’s interest, and the interest of any permitted successor or assign of such Party, in and to the Grayburg-Jackson Property covered hereby, for the benefit of the other Party.

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Section 7.13 Conflicts Between Agreements.

(a)	The applicable JOA shall, together with and subject to this Agreement, govern all operations conducted in the Contract Area (as defined in the JOA) covered by such JOA, as between the Parties to this Agreement who are also parties to the JOA.

(b)	If there is an express conflict or inconsistency between the terms of this Agreement and the terms of the applicable JOA, then, as between the Parties to this Agreement, the terms of this Agreement shall prevail to the extent of the conflict or inconsistency.

(c)	If any interest contemplated under this Agreement is or becomes subject to a JOA that includes a third-party who is not a Party to this Agreement, then the terms of that third-party JOA shall control. However, solely as between the Parties to this Agreement who are parties to such third-party JOA, both the third-party JOA and this Agreement shall apply to the greatest extent practicable.

(d)	If, at any time, one or more of the Parties to this Agreement or any of their respective Affiliates acquire all of the remaining Working Interest in any Contract Area (as defined in the JOA) covered by a JOA with a third-party, then that third-party JOA shall terminate, and the JOA attached as Exhibit D to this Agreement shall thereafter govern operations with respect to that Working Interest.

Section 7.14 Specific Performance. Each Party acknowledges and agrees that a non-breaching Party may be irreparably damaged in the event any of the provisions of this Agreement or any associated agreement delivered hereunder are not performed by a breaching Party in accordance with their specific terms or otherwise are breached, and that it may be inadequate or impossible, or both, to measure in money such damages to such non-breaching Party. Accordingly, each of the Parties agrees that a non-breaching Party shall be entitled to seek specific performance of any of the breaching Party’s obligations under this Agreement or any associated Agreement delivered hereunder without posting of any bond.

Section 7.15 Relationship of the Parties. This Agreement, and the rights and liabilities under this Agreement, are several and not joint or collective, and are not intended to create, and shall not be construed to create, an association for profit, a trust, a joint venture, a mining partnership or other relationship of partnership, or entity of any kind between or among the Parties.

Section 7.16 Burden and Benefit. Each Party agrees that: (a) it has voluntarily agreed to define its rights, liabilities, and obligations arising from or related to this Agreement pursuant to this Agreement, (b) it had the opportunity to be, or was, represented by competent counsel in connection with the negotiation, drafting, and execution of this Agreement, and, if it elected to forego representation by counsel, that decision does not and shall not, in any way, affect the enforceability of this Agreement or any of its terms, (c) it has sufficient knowledge and experience in financial and business matters to evaluate the merits and the risks associated with this Agreement, (d) it is not in a significantly disparate bargaining position relative to the other Party, (e) this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and (f) no Party has any special or fiduciary relationship with the other that would justify any expectation beyond that of ordinary and independent contracting parties.

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Section 7.17 Waiver of Reliance. As material consideration and inducement to enter into this Agreement, each Party expressly disclaims and waives reliance on: (a) any written or oral representation, warranty, statement, document, material, or other assertion (or non-assertion) that has been or will be provided by the other Party, except as explicitly stated in this Agreement; (b) any obligation of the other Party to disclose facts not required herein; and (c) any representation, warranty, statement, material, or other assertion (or non-assertion) by any officer, agent, representative, or employee of either Party beyond those explicitly stated in this Agreement.

Section 7.18 Waiver of Non-Party Liability. As material consideration and inducement to enter into this Agreement, each Party expressly waives and releases (a) any rights, claims, demands, or causes of action that may otherwise be available in law or in equity, or granted by statute, arising out of or relating to this Agreement, including its negotiation, execution, performance, enforcement, or breach, against any past, present, or future director, officer, employee, stockholder, member, manager, attorney, affiliate, or financing party of any Party hereto (collectively, “Nonparty Affiliates”); and (b) any rights, claims, demands, or causes of action that may otherwise be available in law or in equity, or granted by statute, to avoid or disregard the entity form of the other Party under any theory, including, but not limited to equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing (or reverse piercing) the corporate veil, unfairness, undercapitalization, or de-emphasis of corporate formalities. Nonparty Affiliates are express third-party beneficiaries under this Agreement.

Section 7.19 Attorneys’ Fees. In any action, suit, or proceeding arising out of or related to this Agreement (whether in statute, contract, tort, or otherwise), the prevailing Party is entitled, in addition to damages or other relief, to an award of all: (a) reasonable attorneys’ fees (which shall include, without limitation, paralegal fees, investigative fees, expert witness fees, administrative costs, disbursements, and all other charges billed by an attorney to the prevailing Party), (b) court costs; and (c) reasonable expenses.

Section 7.20 Governing Law; Forum; Venue. This Agreement, including all actions, suits, or proceedings seeking to enforce any provision of, or arising out of, or relating to this Agreement or the negotiation, execution, performance, or validity thereof (whether in statute, contract, tort, or otherwise), shall be governed by and construed in accordance with the internal laws of the State of Texas, without regard to its conflict-of-law principles or any borrowing statute. The exclusive forum for all such actions, suits, or proceedings, shall be the State of Texas. The exclusive venue for all such actions, suits, or proceedings shall be the state district courts located in Fort Worth, Tarrant County, Texas, USA (and any state appellate court therefrom). These are mandatory, not permissive, forum and venue provisions. Each Party further waives and agrees not to assert by way of motion, as a defense, or otherwise, that any such action, suit, or proceeding (a) is brought in an inconvenient forum or venue, (b) should be transferred or removed to any court other than the above-named courts, (c) should be stayed by reason of the pendency of some other proceeding in any court other than the above-named courts, or (d) may not be enforced in or by the above-named courts. A final, nonappealable judgment rendered by the courts specified above may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which will be conclusive evidence of the fact and amount of such judgment. If a Party has or later acquires any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such Party irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of the court(s) described in this Section.

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Section 7.21 Consequential & Punitive Damages. No Party shall be liable to the other under this Agreement for indirect, special, incidental, punitive, or consequential damages, including, but not limited to, loss of profits, loss of use of assets or loss of product, loss or inability to use property and equipment or business interruption, and losses resulting from failure to meet other contractual commitments or deadlines. This Section shall not apply to either Party’s liability arising from or related to third-party indemnification obligations, if any.

Section 7.22 Waiver of Jury Trial. Each of the Parties hereby irrevocably waives all right to trial by jury in any action or counterclaim (whether based on contract, tort, or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 7.23 Defined Terms.

“Affiliate” means, with respect to any Person and presently or in the future, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Assignment” or “Assign” or similar words of import shall mean (a) any sale, assignment, transfer, conveyance, gift, exchange, distribution, contribution, or other disposition (whether voluntary or involuntary or by operation of Law), in one or more transactions, whether or not such transactions are related, of any interest in this Lease; and (b) any sale, assignment, transfer, conveyance, gift, exchange, or other disposition (whether voluntary or involuntary or by operation of Law) of equity securities of a Party in one or more transactions that, individually or in the aggregate over any consecutive 24-month period, results in a Change of Control of said Party.

“Change of Control” means: (a) a sale of all or substantially all of the assets of a Party, (b) the acquisition, directly or indirectly, of more than 50% of the voting power or beneficial ownership of a Party whether in a single transaction or in multiple transactions (related or unrelated) occurring during any consecutive 24-month period, unless the equity holders of a Party immediately prior to such transactions continue to own, directly or indirectly, more than 50% of the equity or voting power of the surviving or acquiring entity, or (c) any merger, consolidation, or reorganization in which a Party is not the surviving entity or that results in the equity holders of a Party immediately prior to such transaction holding less than 50% of the voting power of the surviving entity.

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“Designated Sections” means the following Sections, all in Township 17 South, Range 31 East, Eddy County, New Mexico: Sections 3, 4, 5, 6, 7, 8, 9, 10, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 26, 27, 28, 29 and 30, as to all depths.

“Good and Defensible Title” shall mean, as of the Effective Date and as to each of the Grayburg-Jackson Properties, ownership of leasehold, fee or royalty interests, or other forms of property interests by virtue of which LH Operating can successfully defend against a claim to the contrary made by a third party, such that LH Operating (and upon closing, Virtus) is (i) entitled to receive not less than the net revenue interest in production of oil, gas, and other minerals from the LH Operating Leases described in Exhibit B-2 throughout the life of such Lease, (ii) not obligated to pay costs and expenses associated with LH Operating Leases any amount greater than the working interest shown for such Lease in said Exhibit B-2, (iii) such conveyed interest is not adversely affected or interfered in any material respect with the ownership of the Grayburg-Jackson Properties, and/or (iv) such conveyed interest is free and clear of any and all liens, taxes, encumbrances, mortgages, claims and production payments and any defects or irregularities that would impair use or enjoyment of, or result in a loss of interest in, such Leases.

“Governmental Body” means any (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body or authority exercising, or entitled to exercise, any administrative, arbitration, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Material Contracts” means any of the following agreements and contracts binding upon LH Operating or an Affiliate of LH Operating and concerning, arising from, or related to the Grayburg-Jackson Properties: (a) contracts providing for the dedication of leases or any hydrocarbon production therefrom to any purchaser or provider of services, including oil gathering and transportation, gas gathering, processing, transportation or marketing services; (b) gas balancing agreements or other contracts; (c) joint operating agreements, unit operating agreements, unit, pooling or communitization agreements, orders or declarations, exploration agreements, participation agreements, joint venture agreements, area of mutual interest agreements or other similar agreements; (d) any contract between Affiliates of Company; (e) contracts to sell, lease, farmin, farmout, exchange, or otherwise dispose of all or any part of the Grayburg-Jackson Properties; (f) agreements with a primary purpose of providing an indemnity, guaranty or other similar assurance; and (g) contracts that can reasonably be expected to result in aggregate payments to or from, LH Operating or any of its Affiliates in excess of $250,000 during the life of such agreement.

“Net Acres” means, as calculated separately with respect to each Lease and insofar and only insofar as such Lease covers the Grayburg-Jackson Properties, (a) the number of gross acres of land covered by such Lease, multiplied by (b) the lessor’s undivided interest in the oil, gas, and other hydrocarbons in the lands covered by such Lease, multiplied by (c) LH Operating’s undivided interest in such Lease.

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“Net Revenue Acre” or “NRA” means, as calculated separately with respect to each Lease and insofar and only insofar as such Lease covers the Grayburg-Jackson Properties, (a) the amount that is equal to the Net Revenue Interest for such Lease multiplied by (b) the Net Acres for such Lease.

“Net Revenue Interest” or “NRI” shall mean, as calculated separately with respect to each Lease and insofar and only insofar as such Lease covers the Grayburg-Jackson Properties, the interest (expressed as a percentage or a decimal) in and to all production of oil, gas, or other minerals produced, saved and sold from such Lease after giving effect to all royalties, carried interests, reversionary interests and other burdens on, measured by or payable out of production therefrom.

“Participation Percentage” shall mean the following proportions between the Parties and insofar and only insofar as to operations within the San Andres Formation:

Entity:	Percentage:
LH Operating, LLC	35%
Virtus Energy Assets, LLC	65%
TOTAL	100%

“Person” means any individual, firm, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“San Andres Formation” means the stratigraphic equivalent of 3,314’ feet to 4,811’ feet measured depth as seen in the spectral gamma ray log, run on June 27, 2010, by Halliburton in the NFE Federal No. 10 well, API 30-01537360 located in Section 8, Township 17S Range 31E, N.M.P.M, Eddy County, New Mexico.

“Subsequent AMI Participation Percentage” shall mean the following proportions for all depths, which, for the avoidance of doubt, shall include: (a) the San Andres Formation, (b) those depths above the top of the San Andres Formation, and (c) those depths below the base of the San Andres Formation:

Entity:	Percentage:
LH Operating, LLC	35%
Virtus Energy Assets, LLC	65%
TOTAL	100%

“Working Interest” or “WI” shall mean, as calculated separately with respect to each Lease and insofar and only insofar as such Lease covers the San Andres Formation, the interest in and to the Lease, insofar as such interest in such Lease is burdened with the obligation to bear and pay costs and expenses of maintenance, development, and operations.

* * * * *

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This Agreement is executed on the dates of acknowledgment below, but effective for all purposes as of the Effective Date.

VIRTUS ENERGY ASSETS, LLC
a Delaware limited liability company

By:	/s/ Lance L. Taylor
Name:	Lance L. Taylor
Title:	Chief Executive Officer

STATE OF TEXAS	§
§
COUNTY COLLIN	§

This instrument was acknowledged before me on September 8, 2025, by Lance L. Taylor, as Chief Executive Officer, of VIRTUS ENERGY ASSETS, LLC, on behalf of said limited liability company.

/s/ Diana Lee Brannan
Notary Public, State of Texas

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Area of Mutual Interest Agreement

This Agreement is executed on the dates of acknowledgment below, but effective for all purposes as of the Effective Date.

LH OPERATING, LLC
a Texas limited liability company

By:	/s/ Mitchell B. Trotter
Mitchell B. Trotter, President and CFO

STATE OF TEXAS	§
§
COUNTY HARRIS	§

This instrument was acknowledged before me on September 9, 2025, by Mitchell B. Trotter, as President and CFO, of LH OPERATING, LLC, a Texas limited liability company on behalf of said limited liability company.

/s/ Xuan Vandeberg
Notary Public, State of Texas

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Joint Development, Leasehold Purchase, and

Area of Mutual Interest Agreement